Exhibit 99.2
News Release
Republic First Bancorp, Inc.
June 22, 2010

REPUBLIC FIRST BANCORP, INC. PRICES PUBLIC OFFERING OF COMMON STOCK

Philadelphia, PA, June 22, 2010 (PR Newswire) – Republic First Bancorp, Inc. (NASDAQ: FRBK), the holding company for Republic First Bank, announced today the pricing of an underwritten public offering of 15,000,000 shares of its common stock at an offering price of $2.00 per share. Republic First Bancorp, Inc. expects to receive $30 million in gross proceeds from the offering and, after deducting the underwriting discount and estimated offering expenses, net proceeds of approximately $28.1 million.  In addition, Republic First Bancorp, Inc. has granted the underwriters a 30-day option to purchase up to an additional 15% of the offered amount at the offering price to cover over-allotments, if any. The offering is expected to close on June 24, 2010, subject to customary closing conditions. Sandler O’Neill + Partners, L.P. and RBC Capital Markets Corporation are acting as co-book running managers for the securities offering.

Republic First Bancorp, Inc. offers a variety of retail and commercial banking services to individuals and businesses throughout the Greater Philadelphia and Southern New Jersey area through Republic First Bank, from eleven store locations in Philadelphia, Montgomery and Delaware Counties in Pennsylvania, and one in Camden County, New Jersey.  The company intends for the bank to use the proceeds from the offering for general corporate purposes, including implementing the bank’s retail and rebranding strategies, renovating its branches and adding new branches.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on June 21, 2010, and the public offering is being made only by means of a prospectus.  A written prospectus for the offering may be obtained from Sandler O'Neill + Partners, L.P., 919 Third Avenue, 6th Floor, New York, NY 10022, (866) 805-4128 or from RBC Capital Markets, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281-8098, Attention: Equity Syndicate or by faxing (212) 428-6260 or calling (212) 428-6670 .  An electronic copy of the prospectus is included in the registration statement and is available on the web site of the Securities and Exchange Commission at http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000834285.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Republic First Bank

Republic First Bank is a full-service, state-chartered commercial bank, whose deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation. The Bank provides diversified financial products through its twelve offices located in Abington, Ardmore, Bala Cynwyd, Plymouth Meeting, Media and Philadelphia, Pennsylvania and Voorhees, New Jersey.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements”, including statements contained in this release and in the Company's filings with the Securities and Exchange Commission.  These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond the Company's control. These risks and uncertainties include the risk that the offering does not close or closing is delayed, as well as other risk factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, and similar expressions are intended to identify forward-looking statements.  All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company, except as may be required by applicable law or regulations.

Source:

Republic First Bancorp, Inc.

Contact:

Frank A. Cavallaro, CFO
(215) 735-4422